Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of June 30, 2009 (this “Agreement”) among FSA Asset Management LLC, a Delaware limited liability company (with its successors, the “Company”), Dexia Crédit Local S.A., a French share Company licensed as a bank under French law, acting through its head office located at 1, Passerelle des Reflets, Tour Dexia La Défense 2, 92913 La Défense Cedex, France (with its successors “DCL”) and Dexia Bank Belgium SA, a Belgian bank acting through its head office located at Boulevard Pachéco 44, 1000 Brussels, Belgium (with its successors “DBB” and, together with DCL, the “Banks”).

WHEREAS, the Company and the Banks have entered into a Revolving Credit Agreement, dated as of June 30, 2008 and a Second Revolving Credit Agreement dated February 20, 2009 (together, as amended, restated, supplemented or otherwise modified prior to the date hereof, including by the letter agreement dated February 20, 2009, the “Existing Agreements”);

WHEREAS, the Company has requested that the Existing Agreements be consolidated, amended and restated in their entirety to reflect the terms of this Agreement, and the Banks have agreed to amend and restate the Existing Agreements in their entirety to read as set forth in this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Agreements (each of which shall hereafter have no further effect upon the parties thereto, other than those that remain herein and other than for accrued fees and expenses, and indemnification obligations (if any) accrued and owing under the terms of the Existing Agreements on or prior to the date hereof, in each case to the extent provided for in the Existing Agreements); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Banks are willing to make loans and advances to the Company.

NOW, THEREFORE, the Company and the Banks hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions.  Capitalized terms used but not defined herein have the meaning provided to them under the Pledge and Administration Agreement.  The following terms, as used herein, have the following meanings:

“Accelerated Downgrade Liquidity Draw” means a Liquidity Draw Request for the purpose of paying, or reserving funds for payment of, the maximum amount potentially payable under the Accelerated Termination GICs as a result of a GIC Credit Event which has made one or more Accelerated Termination Downgrade Provisions applicable under the relevant Accelerated Termination GICs.

“Accelerated Downgrade Liquidity Draw Deadline” means 9:00 A.M. (New York City time) on the first Business Day after the date on which the relevant Accelerated Downgrade Liquidity Draw is deemed requested.

“Accelerated Termination Downgrade Provision” means a provision that requires the termination and repayment of an FSA GIC Contract either automatically, or assuming immediate notice from the relevant GIC Holder electing such termination and repayment, upon a relevant GIC Credit Event, and which becomes applicable six “business days” (as defined in the relevant FSA GIC Contract) or sooner after a downgrade of the rating of FSA’s financial strength to below a threshold of “A-” by S&P or “A3” by Moody’s (or to below a lower threshold).

“Accelerated Termination GIC” means an FSA GIC Contract which is subject to an Accelerated Termination Downgrade Provision and which is identified as an Accelerated Termination GIC in Appendix 3 to the Sovereign Guarantee.

“Additional Costs” means amounts due and payable pursuant to Sections 2.05 and 2.06.

“Agent” shall mean DCL (New York Branch) unless otherwise noticed by DCL and DBB.

“Agreement” shall have the meaning specified in the preamble.

“Authorized Account” means the FSAM Cash Account.

“Authorized Signatory” means any person designated by the Company, the Collateral Agent or FSA on Exhibit B, as applicable.  Changes to the authorized signatories list require the signature of two authorized signatories except that the authorized signatories list for the Collateral Agent and FSA may be changed upon instruction of an authorized officer of the Collateral Agent or FSA, as applicable.

“Base Rate” means, for any day, the Federal Funds Rate for such day.

“Business Day” means, in respect of any date, a day that is not a Saturday or Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange) in the Cities of New York, London, Brussels and Paris.

“Commitment” means either the First Tranche Commitment or the Second Tranche Commitment, as the context requires.

“Dollars” or “$” means the lawful currency of the United States of America.

“Existing Agreements” shall have the meaning specified in first recital.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average rate quoted to the Banks at approximately 11:00 a.m. (New York City time) on such day (or, if such day is not a Business Day, on the next preceding Business Day) for overnight Federal Funds transactions arranged by New York Federal Funds brokers of recognized standing selected by the Banks.

“First Tranche Commitment” means $5 billion, or such lesser amount to which the Commitment shall be reduced from time to time in accordance with the terms of this Agreement.

“FSA” means Financial Security Assurance Inc., a New York stock insurance company, and its successors and assigns.

“GIC Credit Event” means with respect to any FSA GIC Contract, the downgrade, qualification or withdrawal of the credit ratings of FSA by one or more of Moody’s, Fitch or S&P, as specified in that FSA GIC Contract.

“Interest Period” means, with respect to any LIBO Rate Loan, the one-, two-, three- or six-month maturity applicable to such Loan, as specified by the Company at the time of its request for such Loan in accordance with Section 2.01(b).

“LIBO Rate” shall have the meaning specified in Section 2.01(g).

“LIBO Rate Loan” shall have the meaning specified in Section 2.01(g).

“Loan” means any loan made by the Banks to the Company pursuant to Section 2.01.

“Maturity Date” means the earlier of (i) any date following a Dexia Event of Default on which funds are available for payments to the Banks under the Priority of Payments and subject to the satisfaction of the Subordinated Claims Payment Condition specified therein, and (ii) the date on which all of the FSA GIC Contracts are Paid in Full or terminated and there are no outstanding amounts owed by the Company under the FSAM Insurance Agreement, the FSAM Administrative Services Agreement, or the Master Repurchase Agreement.  Where clause (i) of the foregoing sentence applies, outstanding Loans shall be repaid to the extent permitted in accordance with the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) subject to the satisfaction of the Subordinated Claims Payment Condition specified therein.

“Note” shall have the meaning specified in Section 2.01(i).

“Pledge and Administration Agreement” means the pledge and administration agreement, dated as of June 30, 2009, among DCL, DBB, Dexia SA, Dexia FP Holdings Inc. (“Dexia FP”), the Company, FSA Portfolio Asset Limited, FSA Capital Markets LLC, FSA Capital Management Services LLC, FSA Capital Markets Services (Caymans) Ltd., FSA and The Bank of New York Mellon Trust Company, National Association as Collateral Agent (the “Collateral Agent”), as amended, restated, supplemented or otherwise modified from time to time.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.  Initially, the sole Reference Bank shall be JPMorgan Chase Bank.  If any Reference Bank should be unwilling or unable to act as such or if the Banks shall terminate the appointment of any Reference Bank or if any Reference Bank should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, the Banks in the exercise of their good faith business judgment may designate one or more alternative banks meeting the criteria specified in clauses (i) and (ii) above as Reference Banks for purposes of this Annex.

“Second Tranche Commitment” means $3 billion, or such lesser amount to which the Commitment shall be reduced from time to time in accordance with the terms of this Agreement.

“Termination Date” means the earliest to occur of the following: (a) the date on which all of the FSA GIC Contracts are Paid in Full or terminated and there are no outstanding amounts owed by the Company under the FSAM Insurance Agreement, the Master Repurchase Agreement or the FSAM Administrative Services Agreement that have not been Paid in Full, (b) the date which is (x) in the case of a Dexia Event of Default occurring at least 10 Business Days prior to the Liquidity and Collateral Trigger Expiration Date, the Liquidity and Collateral Expiration Date and (y) in the case of a Dexia Event of Default occurring on or after the tenth Business Day preceding the Liquidity and Collateral Trigger Expiration Date, 30 calendar days following such Dexia Event of Default (or if such day is not a Business Day, the next Business Day), and (c)  the Business Day immediately following funding of the one-time draw permitted under Section 2.03.

“Total Commitment” means the sum of the First Tranche Commitment and the Second Tranche Commitment.

“Weekly Assessment Point” means the first Business Day of each calendar week, when FSAM will evaluate the balance of cash in the FSAM Cash Account at the opening of business on such day, the payments expected to be received over the next seven calendar days and, with respect to collateral posting requirements, the amount of qualifying assets otherwise available to satisfy such posting requirements and compare such required amount to the Senior Priority Payments required to be paid during the next seven calendar days.

ARTICLE II

THE LOANS

Section 2.01         Loans.

(a)   At the request of the Company (or of the Collateral Agent or FSA as described in Section 2.01(d) below), the Banks shall, each up to the part of the Total Commitment specified for such Bank from time to time in Schedule A (with respect to any Bank the “Bank Commitment” of such Bank) and subject to the terms and conditions of this Agreement, from time to time on Business Days during the period from and including the date hereof to and including the Termination Date, make one or more Loans to the Company pursuant to the terms of paragraph (b) below such that, at the time of the making of any such Loan, the aggregate principal amount of all Loans outstanding hereunder at such time (including such Loan) shall not exceed the Total Commitment.  As of close of business on June 29, $4.2 billion in aggregate principal amount of the Loans has been advanced and is outstanding under the Existing Agreements and will be continued as Loans outstanding under this Agreement.

(b)   The Company (or the Collateral Agent or FSA as described in Section 2.01(d) below) may request a Loan only by written notice to the Agent made by an Authorized Signatory, specifying the amount to be borrowed (which must be in a minimum principal amount of $5,000,000 or any larger amount in increments of $1,000,000 unless such request represents the remainder of the Total Commitment) and the Interest Period to be applicable to the proposed Loan.  Except as provided in Sections 2.01(c) and (d), such notice must be delivered to the Agent at or before 4:30 P.M. (Paris time) (the “Notice Deadline”) on the Business Day prior to the date of the proposed borrowing.  Any requests for a Loan will be made by email or facsimile, return receipt requested, in accordance with the address information set forth in Section 5.03 below.  The Banks shall advance funds with respect to such Loan or Loans by 2:00 P.M. (New York City time) on the date of the proposed borrowing unless such notice is delivered after the Notice Deadline except as provided in Sections 2.01(c) and (d), in which case the Banks will be required to advance funds with respect to such Loan or Loans by 2:00 P.M. (New York City time) on the Business Day following the date of the proposed borrowing.

(c)   Notwithstanding the foregoing, an Accelerated Downgrade Liquidity Draw will be deemed to have been made on the day of the GIC Credit Event without regard to whether such GIC Credit Event occurred before or after close of business on that day.  The Banks will be required to advance funds with respect to such Loan or Loans by the Accelerated Downgrade Liquidity Draw Deadline, notwithstanding any failure of the Company to comply with Sections 2.01(b), 2.02(a) and 4.01(c) in connection with such deemed request.  Without conditioning the obligations of the Banks to provide funds under this paragraph, FSA shall provide notice of such GIC Credit Event on the date such event occurs.

(d)   In the event that FSA has given written notice to the Company with a copy to the Agent and the Banks that (i) the Company has failed to comply with the Company’s obligation to request a Loan under this Agreement as set forth in Section 11.2 of the Pledge and Administration Agreement by 4:30 P.M. (Paris time) on any Business Day or that (ii) Senior Priority Payments cannot be paid on any Business Day and the Company has not requested a Loan as set forth in Section 11.2 of the Pledge and Administration Agreement in an amount equal to such unpaid Senior Priority Payments or the remaining amount available under the Total Commitment (if less) by 4:30 P.M. (Paris time), then the Collateral Agent or FSA shall be authorized to request a Loan on behalf of the Company, and such request, if made no later than 4:30 P.M. (Paris time) on the Business Day immediately following the Business Day on which the Company fails to request a Loan pursuant to Section 11.2 of the Pledge and Administration Agreement, will be deemed to have been made by 4:30 P.M. (Paris time) on the preceding Business Day and the Banks shall advance funds with respect to such Loan or Loans by 2:00 P.M. (New York City time) on the Business Day following the failure by the Company to make the request notwithstanding any failure of the Company to comply with Sections 2.01(b) (with respect to the Notice Deadline), 2.02(a) and 4.01(c).  Any such request by the Collateral Agent or FSA must be accompanied by the certificate described in Section 2.02(d).  In the event that a Dexia Event of Default has occurred and FSA has elected to become Secured Party Representative, the Collateral Agent or FSA shall be authorized to request a Loan on behalf of the Company, and such request shall be effective hereunder as if made by the Company.

(e)   The proceeds of any Loan shall be paid by wire transfer of immediately available funds to either (i) the Authorized Account or (ii) the relevant account for any Senior Priority Payment identified by FSAM under Section 11.2 of the Pledge and Administration Agreement in relation to which a Loan is requested hereunder.

(f)    The First Tranche Commitment shall be drawn in full before any amounts are drawn under the Second Tranche Commitment.  Any amounts repaid or prepaid under this Agreement shall be applied by the Banks in accordance with Section 11.1(b)(viii) of the Pledge and Administration Agreement, with each subclause being allocated first to the First Tranche Commitment and second to the Second Tranche Commitment.  The Banks shall fund any Loan as notified by the Agent.  The Bank Commitments and other obligations of the Banks under this Agreement are several and not joint.

(g)   If the Company, the Collateral Agent or FSA has effected a Liquidity Draw Offset (as defined in the Credit Support Annex to the Dexia Guaranteed Put Contract) in relation to any Loan not yet funded by the relevant Bank(s) in relation to any Liquidity Draw Request hereunder, the amount to be funded by the relevant Bank(s) in relation to such Loan shall be reduced by the relevant Liquidity Draw Offset.  DBB shall reimburse DCL or Dexia for any Liquidity Draw Offset to the extent that any Loan that would otherwise have been required to be funded by DBB is funded through such Liquidity Draw Offset.

Loans will be only “LIBO Rate Loans”, each of which shall be denominated in Dollars and have an Interest Period as selected by or on behalf of the Company, subject to standard market conventions as to adjustments for non-Business Days and month-ends (but in no event extending beyond the Maturity Date), and shall bear a per annum interest rate equal to 1.40% over the applicable LIBO Rate.  For purposes hereof, the applicable “LIBO Rate” shall be the Dollar LIBO Rate for the applicable Interest Period determined by reference to Reuters Screen LIBOR01 (the “Telerate Service”) as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period or (if such rate does not so appear on the Telerate Service) on the basis of the arithmetic mean of the rates at which deposits in Dollars are offered by the Reference Banks at approximately 11:00 A.M., London time, to prime banks in the London interbank market.  All percentages resulting from any calculations or determinations referred to in the definition of “LIBO Rate” will be rounded upwards, if necessary, to the nearest multiple of 1/100th of 1% and all Dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).  Loans on one Business Day’s notice shall bear a per annum interest rate equal to 1.75% over the applicable LIBO Rate.

(h)   Each Loan will bear interest from its date until the Maturity Date on the basis specified to the Company (or the Collateral Agent or FSA as described in Section 2.01(d)) by the Agent (subject to subsection (b) above) contemporaneously with the making of such Loan, payable on the last day of each Interest Period, subject to the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) satisfaction of the Subordinated Claims Payment Condition specified therein.  Overdue payments of principal, interest and other amounts payable hereunder shall bear interest, payable, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, at a rate for each day equal to the Base Rate for such day plus 1% per annum.  The Company must repay all loans, together with accrued and unpaid interest thereon, on the Maturity Date, subject to the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) satisfaction of the Subordinated Claims Payment Condition specified therein.

The Company may prepay a Loan in whole or in part on any date provided it shall give the Agent notice of the prepayment not later than the second Business Day before the date it wishes to designate for the prepayment, specifying the date on which the prepayment is to be made and the amount to be prepaid on that date.  Subject to the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) satisfaction of the Subordinated Claims Payment Condition specified therein, the notice shall constitute the Company’s irrevocable commitment to prepay that amount on that date, together with interest accrued on the amount prepaid to but excluding the prepayment date and any costs required to be reimbursed in accordance with Section 2.07(d).

(i)    All Loans shall be evidenced by a promissory note appropriately completed, executed and delivered by or on behalf of the Company in the form of Exhibit A hereto (the “Note”).  The Agent will endorse on the Note (on behalf of and at the direction of the Banks) or the Banks will otherwise record in their internal records the amount of each Loan, the interest rate applicable thereto and each payment of principal or interest made in respect thereof; provided that neither the failure of the Agent to do so nor any error by the Agent or the Banks in doing so shall affect the obligations of the Company hereunder or under the Note.  All existing notes under the Existing Agreement will be returned and cancelled against delivery of an amended and restated Note.  Upon request by the Agent, the Company will execute restated or amended Notes to evidence the Company’s obligations hereunder to the Banks.

Section 2.02         Conditions to Borrowing.

(a)   The obligations of the Bank to make a Loan will be unconditional and subject only (except as provided in Section 2.01(c)) to receipt by the Agent of the written notice contemplated by Section 2.01(b) and the certificate described in 2.02(d) within the time period contemplated thereby or by Section 2.01(d).

(b)   Without limitation of Section 2.10 below, no breach by the Company (or by the Collateral Agent, FSA, any other party to the Pledge and Administration Agreement or any other Person) of any representation, warranty, covenant or other term or condition of this Agreement, the Pledge and Administration Agreement, or any other Transaction Document or any other agreement described in or contemplated in the Purchase Agreement shall constitute a defense to or otherwise limit or impair the obligation of the Bank to fund a Loan requested hereunder in accordance with the terms and conditions described in Section 2.02(a) above.

(c)   Notwithstanding Section 2.02(b) above, the Agent and the Banks will be indemnified by the Company for any losses incurred by them in connection with the making of any Loan to the Company if the representations and warranties of the Company are inaccurate or the Company has breached its obligations under this Agreement to the Banks, provided that any such indemnification or any other claim or recourse of the Agent or the Bank for a breach by the Company of any representation, warranty, covenant or other term or condition of this agreement (other than as set forth in Section 2.02(a) above) will be payable only subject to the Priority of

Payments and (without prejudice to any claims for Dexia Reimbursement Payments in accordance with the terms of the Pledge and Administration Agreement) satisfaction of the Subordinated Claims Payment Condition specified therein.

(d)   At the time of any request for a Loan, the Administrator (or if the Administrator has failed to make the relevant evaluation and comparison, FSA) shall deliver a certificate to the Agent, setting out the evaluation and comparison contemplated to be made by the Administrator under Sections 9.1 and 11.2(a) and (b) of the Pledge and Administration Agreement (and may also include any updates to such information) and stating that the proceeds of the relevant Loan will be used as contemplated by Section 4.01(c).  Notwithstanding the foregoing, if the proceeds of any Loan give rise to a Dexia Reimbursement Payment, such portion of any Loan shall be repaid promptly, together with any interest accrued thereon (but excluding any Additional Costs) and such repayment shall not be subject to the Subordinated Claims Payment Condition.

Section 2.03         Default Termination Loan.  If a Dexia Event of Default has occurred, the Company (or the Collateral Agent or FSA as described in Section 2.01(d)) is permitted to request, on or before the Termination Date, a single Loan (a “Default Termination Loan”) in an amount that, together with any Default Repo Termination Request (as defined in the Repurchase Facility Agreement), does not exceed (i) the Exposure as calculated under the Credit Support Annex to the Dexia Guaranteed Put Contract (as most recently determined on or prior to the date of such Loan request), provided that for such purpose the “GIC Business Costs Amount” shall be deemed increased by 25% minus (ii) (A) the “Value” as of all “Posted Collateral” held by the Collateral Agent under the Dexia CSAs (as such terms are defined in the relevant Dexia CSA and as most recently determined on or prior to the date of such Loan request) plus (B) the cash proceeds of the liquidation of any FSAM Collateral which has been sold or liquidated in accordance with an exercise of creditor’s remedies by the Collateral Agent upon such Dexia Event of Default.  For the avoidance of doubt, the amount of any Loan requested by the Company (or the Collateral Agent or FSA as described in Section 2.01(d)) shall not exceed the unused amount of the Commitment at the time of the request.

Section 2.04         Commitment Fees.  The Company agrees to pay, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, to the Banks a commitment fee at the rate of 0.40% per annum on the unused amount of the Commitment as determined by calculating the average unused amount of the Commitment for each day of the fiscal quarter on the Weekly Assessment Point immediately following the end of each fiscal quarter.  Such fee shall be payable quarterly in arrears three (3) Business Days following each Weekly Assessment Point, if such fee was considered in making the calculations on such day, in accordance with the preceding sentence, and on the date on which the Commitment terminates.

Section 2.05         Taxes; Increased Costs.

(a)   Except as otherwise expressly agreed by the parties, all payments under this Agreement (including, without limitation, payments of interest and principal) will be payable, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, to the Banks free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than those imposed on the overall net income of the Banks (“Taxes”).  If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement will be increased (but the payment of such increase shall be due and payable three (3) Business Days after the first Weekly Assessment Point on which such increase was considered in making the calculations on such day) to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Banks the amount stated to be payable under this Agreement, and the Company will promptly provide to the Banks tax receipts evidencing the payment of such Taxes.  If any of the Taxes specified in this subsection (a) are paid by the Banks, the Company will, on notice from the Banks, reimburse the Banks for such payments three (3) Business Days after the first Weekly Assessment Point on which such amounts were considered in making the calculations on such day, together with any interest and penalties which may be imposed by the governmental agency or taxing authority in respect thereof.

(b)   If, after the date hereof, the adoption of any law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by the Banks with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (i) subjects the Banks to any charge with respect to any Loan or the Commitment or changes the basis of taxation of payments to the Banks hereunder or under the Note (except for changes in the rate of tax on the overall net income of the Banks) or (ii) imposes, modifies or makes applicable any reserve, special deposit, deposit insurance assessment or similar requirement against loans made by the Banks, and the result of any of the foregoing is to increase the cost to the Banks of making or maintaining such Loan or to reduce any amount received or receivable by the Banks hereunder or under the Note, then, upon demand by the Banks, the Company shall pay, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, to the Agent such additional amount or amounts as will compensate the Banks for such increased cost or reduction; provided that the Banks shall have provided to the Company thirty days’ prior written advice of any such additional amounts (and the basis for calculation thereof).  In determining such additional amounts, the Banks will act reasonably and in good faith.  A certificate of the Banks as to the additional amount or amounts payable to the Banks under this subsection (b) shall be conclusive absent manifest error.

Section 2.06         Capital Adequacy.  If the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Banks with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or other agency, has or would have the effect of reducing the rate of return on a Banks’ capital as a consequence of a Banks’ obligations hereunder or under any Loan to a level below that which the Banks could have achieved but for such adoption, change or compliance by an amount deemed by the Banks to be material, the Company shall pay on the third Business Day after the first Weekly Assessment Point on which such increase was considered in making the calculations on such day, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, to the Banks, on demand, such additional amount or amounts as will compensate the Banks for such reduction; provided that the Banks shall have provided to the Company thirty days’ prior written advice of any such additional amounts (and the basis for calculation thereof).  In determining such additional amounts, the Banks will act reasonably and in good faith.  A certificate of the Banks as to the additional amount or amounts payable to the Banks under this Section 2.06 shall be conclusive absent manifest error.

Section 2.07         Payments and Computations.

(a)   Subject to the terms and provisions of this Agreement, all amounts of principal, interest, fees and other obligations payable by the Company hereunder or under the Note shall be made, subject to the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) satisfaction of the Subordinated Claims Payment Condition specified therein, by 4:30 P.M. (Paris time) on the date when due to the Banks by wire transfer of immediately available funds to (i) the account of Dexia Crédit Local at Citibank, N.A., New York (swift code: CITIUS33), ABA No. 021000089, favour Dexia Crédit Local, Paris (swift code: CLFRFRPP) account no.:  36125091, Ref.:  Revolving Credit Agreement FSAM; or (ii) such other account or at such other location as may otherwise from time to time be notified to the Company by the Agent in writing.

(b)   All computations of interest and fees shall be made on the basis of a year of 360 days, for the actual number of days elapsed (including the first day but excluding the last day).  Notwithstanding anything to the contrary set forth herein or in the Note, interest shall in no event accrue hereunder or under the Note at a rate in excess of the maximum rate permitted under applicable law.

(c)   Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or fees, as the case may be.

(d)   If for any reason the principal of any LIBO Rate Loan, or any portion thereof, is paid on a date other than an applicable interest rollover date or if any LIBO Rate Loan is not borrowed after notice thereof shall have been received by the Banks, the Company will reimburse the Banks, on demand, subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein, for any resulting loss or expense incurred by the Banks, including without limitation any loss or expense incurred in obtaining, liquidating or employing deposits from third parties.

(e)   The Banks are hereby authorized to charge the account, if any, of the Company maintained with the Banks for each payment of principal, interest and fees due from the Company as it becomes due hereunder, to the extent such amounts are due and payable to the Banks and which the Company has failed to pay such amounts to the Banks despite the availability of funds to make such payment in accordance with the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein.

Section 2.08         Optional Reduction of Commitment by the Company.  With the prior written consent of FSA, the Company may reduce the unused portion of the Commitment at any time in whole, or from time to time in part by an amount equal to $5,000,000 or any larger amount in increments of $1,000,000 (or any reduction that reduces the Total Commitment to the amount outstanding), by delivering to the Banks and the Agent written notice specifying the amount of such reduction and the date on which such reduction is to become effective (which date may not be earlier than the date of delivery of such notice).  Any such reduction shall be applied first to the First Tranche Commitment and second to the Second Tranche Commitment.  Any such reduction shall be irrevocable and shall reduce the Commitment as specified by Company, and Schedule A to this Agreement shall be accordingly amended to reflect such reduction.  Any such reduction without the prior written consent of FSA shall be void ab initio.

Section 2.09         Waiver of Setoff.  Without prejudice to the Liquidity Draw Offset provision set forth in Section 2.01(g), the rights and obligations of the parties hereunder shall not be subject to, and shall not form the basis for, any rights of setoff arising from a transaction not subject to this Agreement; provided, that if on any day there are amounts in the same currency payable both by a Bank to the Company and by the Company to a Bank, in accordance with the Priority of Payments, such amounts may be set off against one another and only a single net amount transferred by a Bank to the Company, or by the Company to a Bank, as the case may be.

Section 2.10         Subordination. Each Bank agrees any and all amounts payable to it (including all amounts outstanding as of the date of this Agreement) by the Company under this Agreement and any Transaction Documents shall be paid to a Bank only in accordance with the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) satisfaction of the Subordinated Claims Payment Condition specified therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and Warranties.  The Company represents and warrants to the Banks as follows:

(a)   The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to conduct its business as now conducted and to own its properties.  The Company has full power and authority to enter into this Agreement and the Note and to incur its obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  Upon execution and delivery thereof, the Note will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.

(b)   All consents and approvals of, and all notices to and filings with, any governmental entities or regulatory bodies required as a condition to the valid execution, delivery or performance by the Company of this Agreement and the Note have been obtained or made.  Neither the execution and delivery of this Agreement and the Note nor compliance with the terms and provisions hereof and thereof will conflict with, result in a breach of or constitute a default under (i) any of the terms, conditions or provisions of the limited liability company agreement of the Company, (ii) any law, regulation or order, writ, judgment, injunction, decree, determination or award of any court or governmental instrumentality or (iii) any agreement or instrument to which the Company is a party or by which it is bound.

(c)   The consolidated financial statements of the Company and its consolidated subsidiaries (if any) furnished or made available to the Banks on or prior to the date on which this representation is made or deemed repeated are complete and correct and fairly present the consolidated financial condition of the Company and its consolidated subsidiaries as at the dates thereof and the results of operations for the periods covered thereby (subject, in the case of quarterly statements, to normal, year-end audit adjustments).  Such financial statements were prepared in accordance with International Financial Reporting Standards as promulgated by the International Standards Accounting Board or U.S. generally accepted accounting principles, in each case consistently applied.

(d)   Except as disclosed in the manner described in Section 3.1(a)(v) of the Pledge and Administration Agreement, there is no action, suit or proceeding pending against, or to the Company’s knowledge threatened against or affecting, the Company before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would have a material adverse effect (actual or prospective) on the Company’s business, properties or financial position or which seeks to terminate or calls into question the validity or enforceability of this Agreement or the Note.

(e)   The Company is not (i) a “holding company,” or a “subsidiary company” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) required to be registered as an “investment company” as defined in (or subject to regulation under) the Investment Company Act of 1940.  Neither the making of the Loans, or the application of the proceeds or repayment thereof by the Company, nor the consummation of other transactions contemplated hereunder, will violate any provision of the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any rule, regulation or order of the SEC.

ARTICLE IV

COVENANTS

Section 4.01         Covenants of the Company.  The Company covenants and agrees that until the later to occur of (i) the Maturity Date and (ii) the performance of all obligations of the Company hereunder and under the Note:

(a)   General Affirmative Covenants.  The Company will maintain its existence as a limited liability company in good standing, will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority noncompliance with which would have a material adverse effect on its financial condition or operations or on its ability to meet its obligations hereunder, and will continue to engage in business of the same general type as that engaged in by the Company on the date hereof.  The Company will pay and discharge, at or before maturity, all its obligations and liabilities, including, without limitation, tax liabilities, where failure to satisfy such obligations or liabilities in the aggregate would have a material adverse effect on its financial condition, operations or ability to meet its obligations hereunder.  The Company’s obligations hereunder and under the Note will rank pari passu with all other unsecured and unsubordinated obligations of the Company.

(b)   Financial Statements.  Upon request of the Agent, provided reasonable advanced notice to the Company, the Company will furnish to the Agent, unless a Transition Date has occurred,

(1)           a copy of all financial statements provided by the Company to FSA or any other party to the Pledge and Administration Agreement from time to time; and

(2)           from time to time, such further information regarding the business, affairs and financial condition of the Company and its subsidiaries as the Agent shall reasonably request.

(c)   Use of Proceeds.  The proceeds of any Loan may be used only (x) in the case of any Loan other than the Default Termination Loan, to satisfy a Senior Priority Payment identified by FSAM or FSA in accordance with the provisions Section 11.2(a) or (b) of the Pledge and Administration Agreement at or prior to the request for such Loan or (y) in the case of the Default Termination Loan, to be applied to Senior Priority Payments or to purchase Permitted Investments to be held by the Collateral Agent under the Pledge and Administration Agreement and subsequently applied to Senior Priority Payments.

(d)   Margin Stock.  None of the proceeds of the Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(e)   Maintenance of Properties.  The Company shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company.

(f)    Maintenance of Insurance.  The Company shall maintain with financially sound and reputable insurance companies or with a captive insurance company that is an affiliate of the Company as to which the Banks may request reasonable evidence of financial responsibility, insurance with respect to its properties in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or any of its subsidiaries operates.

ARTICLE V

MISCELLANEOUS

Section 5.01         Amendments and Waivers.  No failure or delay on the part of the Banks in exercising any power or right hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.  No amendment, modification, supplement, termination or waiver of any provision of this Agreement or the Note nor consent to any departure by the Company herefrom or therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent, the Banks, the Company and FSA.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Company in any case shall, of itself, entitle the Company to any other or further notice or demand in similar or other circumstances.  Notwithstanding the foregoing, any amendment, modification, supplement, termination or waiver of any provision of this Agreement or the Note entered into by the Banks and the Company without the prior written consent of FSA shall be void ab initio.

Section 5.02         Third Party Beneficiary.  Each of FSA and the Collateral Agent shall be a third party beneficiary of the provisions of this Agreement setting forth rights of FSA or the Collateral Agent, respectively.

Section 5.03         Notices.  Any communication, demand, or notice to be given to a person hereunder will be duly given and deemed to have been received when actually delivered (or 72 hours after having been deposited in the mails with first class postage prepaid) to such person at the address specified in this Section 5.03 or on the signature pages hereof (or at such other address as such person shall specify to the other notice parties in writing), including delivery by telex, telecopier, e-mail or other telecommunication device capable of transmitting or creating a written record.  The Agent may (but shall not be required to) accept and act upon oral, telephonic or other forms of notices or instructions hereunder that the Banks reasonably believe in good faith to have been given by a person authorized to do so on behalf of the person delivering such notice or instruction.  The Banks shall be fully protected and held harmless by the Company, and shall have no liability, for acting on any such notice or instruction that the Banks reasonably believe in good faith to have been given by a person authorized to do so.  The Agent and the Company shall send a copy of any notice hereunder to Assured at 1325 Avenue of the Americas, New York, New York 10019, Attention: General Counsel, Re: Dexia FP Liquidity, Email: generalcounsel@assuredguaranty.com, Fax: (212) 445-8705, to Financial Security Assurance Inc., 31 West 52nd Street, New York, New York 10019; Attention: General Counsel; Re: Dexia FP Liquidity; Email: generalcounsel@fsa.com, Fax: (212) 339-3529, to the Collateral Agent at The Bank of New York Mellon Trust Company, National Association, 601 Travis Street, 16th Floor, Houston, TX  77002, Attention: Global Corporate Trust - Dexia Financial Products Collateral Agent, Telephone: (713) 483-6000, Telecopy No.: (713) 483-6656, Email: FSA_Dexia_Assured@bnymellon.com, to DCL at Dexia Crédit Local, Tour Dexia La Défense 2, 1, Passerelle des Reflets, TSA 92202, 92919 La Défense Cedex, Attention : Back-Office Department, Telephone No : + 00 33 1 58 58 68 92, Facsimile No : + 00 33 1 58 58 72 70, Email: dominique.brossard@dexia.com and Dexia Crédit Local S.A., 1, Passerelle des Reflets, Tour Dexia La Défense 2, 92919 La Défense Cedex, France, Attention: Francois Laugier,

Finance Department, Facsimile: +33 1 58 58 58 60, Email: francois.laugier@dexia.com, DBB at Dexia Bank Belgium SA, Boulevard Pachéco 44, 1000 Brussels, Belgium, Attn.: Back Office — Operations Derivatives FX — MM, Telecopy: +32-2-222.81.45, Email: TLX-USXAV.BE@dexia.com; Patrick.VanUytvanck@dexia.com; Sandra.Clement@dexia.com, with copies to (i) TFM — Cash & Liquidity Management, Attn. Peter De Poorter, Telecopy: +32-2-222.28.92, E-mail: Peter.Depoorter@dexia.com and (ii) TFM — GFI, Attn. Vincent De Caluwe, Telecopy: +32-2-285.14.42, E-mail: Vincent.DeCaluwe@dexia.com and to the Administrator at HF Services LLC, 445 Park Avenue, 5th Floor, New York, New York 10022, Attention: FP — Operations; Re: Dexia FP Liquidity; Email: ops@hfservicesllc.com, Fax: (212) 893-2717.  Any communication, demand, or notice to be given to the Agent shall be sent to each of (i) Dexia Crédit Local New York Branch, 445 Park Avenue, 8th floor, New York, New York 10022, Attention: Back Office Operations; Re: Dexia FP Liquidity; Email: backoffice@dexia-us.com, Fax: (212) 753-7522 and (ii) HF Services LLC, prior to July 27, 2009 to 31 West 52nd Street, New York, NY  10019, Attention:  FP Operations, Telephone:  (212) 893-2700, Fax: (212) 893-2717, Email:  gicops@fsa.com, and on and after July 27, 2009 to 445 Park Avenue, 5th Floor, New York, NY 10022, Attention:  FP Operations, Telephone:  (212) 893-2700, Fax: (212) 893-2717, Email:  ops@hfservicesllc.com.  Any communication, demand, or notice to be given to the Company shall be sent c/o HF Services LLC, prior to July 27, 2009 to 31 West 52nd Street, New York, NY  10019, Attention:  FP Operations, Telephone:  (212) 893-2700, Fax: (212) 893-2717, Email:  gicops@fsa.com, and on and after July 27, 2009 to 445 Park Avenue, 5th Floor, New York, NY 10022, Attention:  FP Operations, Telephone:  (212) 893-2700, Fax: (212) 893-2717, Email:  ops@hfservicesllc.com.

Section 5.04         Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any interest or obligation in or under this Agreement may be assigned or transferred (whether by way of security or otherwise) by the Banks (other than for  DBB to make an assignment and transfer to DCL or DCL to make an assignment and transfer to DBB) without the consent of the Company and FSA, other than

(I) pursuant to a consolidation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (a “Corporate Reorganization”), provided that the Remedies Nonimpairment Condition (as defined in the Pledge and Administration Agreement) is satisfied in relation to such Corporate Reorganization; or

(II)  pursuant to an assignment of its rights and obligations hereunder in whole or in part by any Bank (the “Assigning Bank”) to an Affiliate of such Bank (a “Transferee Bank”) where (i)(a) such Transferee Bank has a rating assigned by Moody’s to its long-term indebtedness and its short-term indebtedness at least as high as the rating assigned by Moody’s to the long-term indebtedness and short-term indebtedness of the Assigning Bank, and (b) such Transferee Bank has a rating assigned by S&P to its long-term indebtedness and its short-term indebtedness at least as high as the rating assigned by S&P to the long-term indebtedness and short-term indebtedness of the Assigning Bank, in each case on the date of the proposed assignment, (ii) the Assigning Bank receives confirmation from Moody’s and S&P that none of the ratings of the Transferee Bank referred to in clause (i) above will be reduced or withdrawn after giving effect to the proposed assignment (or if reduced, will be reduced to a rating subcategory not lower than the corresponding rating subcategory of the Assigning Bank (and for this purpose a rating of the same subcategory which is on negative watch or watch for downgrade shall be considered lower than a rating of the same subcategory that is not on negative watch or watch for downgrade)), (iii) if the Transferee Bank would be located in a different jurisdiction than the Assigning Bank (and is not located in Belgium or France), the Remedies Nonimpairment Condition is satisfied in relation to such assignment, (iv) the relevant Bank Commitment of the Assigning Bank is $1.5 billion or less at the time of such assignment and (v) after giving effect to such assignment there would be no more than three different Banks having a separate Bank Commitment hereunder.

Upon any assignment contemplated by (II), Schedule A will be amended to reflect such assignment.  The Company may not assign or otherwise transfer any of its rights or obligations under this Agreement or the Note without the prior written consent of the Banks, and any purported assignment without such consent shall be void.  The Agent may assign its rights and obligations hereunder to any Bank upon notice to the Banks, the Company and FSA.

Section 5.05         Costs, Expenses and Taxes.  The Company agrees to pay on demand all costs and expenses of the Banks, including reasonable fees and expenses of counsel, in connection with the enforcement against it of this Agreement and the Note and the protection of the Banks’ rights hereunder and thereunder, including any bankruptcy, insolvency, enforcement proceedings or restructuring with respect to the Company, in each case subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein.  In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the Note, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, in each case subject to the Priority of Payments and satisfaction of the Subordinated Claims Payment Condition specified therein.

Section 5.06         Acknowledgement of Security Interests.  Each of the Agent and the Banks hereby acknowledge that the Company is granting a security interest in its rights under this Agreement to the Collateral Agent on behalf of the Secured Parties (including FSA) to secure its obligations under the Pledge and Administration Agreement and the Transactions Documents, and each of the Banks hereby consents to any transfer of any or all of such rights in connection with the enforcement of such security interests.

Section 5.07         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND THE MANDATORY CHOICE OF LAW RULES CONTAINED IN THE UCC.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any U.S. federal or state court in The City of New York for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement.  Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit or affect the rights of any party hereto to exercise remedies under this Agreement or any of the other Transaction Documents, or to enforce any judgment with respect thereto, in any jurisdiction or venue.  Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, with respect to (i) the Company, at its address designated pursuant to Section 5.03 and (ii) with respect to the Banks, each of DBB and DCL hereby irrevocably appoints Dexia Crédit Local New York Branch (the “Process Agent”), with an office at 445 Park Avenue, 5th Floor, New York, NY 10022, as their agent to receive, on behalf of the Banks and their respective property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Banks in care of the Process Agent at the Process Agent’s above address, and DBB and DCL hereby irrevocably authorizes and directs the Process Agent to accept such service on their behalf.  The Banks may appoint a replacement Process Agent with an office in the State of New York by notice to FSA.

Section 5.08         Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures thereon were upon the same instrument.  This Agreement and the Note constitute the entire agreement and understanding between the Company and the Banks with respect to the subject matter hereof, and supersede any prior agreements and understandings with respect thereto.

Section 5.09         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION.

Section 5.10         Sovereign Immunity. To the extent that the parties hereto, or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the parties hereto hereby irrevocably and unconditionally waive, and agree not to plead or claim, to the fullest extent permitted by applicable law, any such immunity and consent to such relief and enforcement.

Section 5.11         PATRIOT ACT.  The Banks hereby notify the Company that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the

Company, which information includes the name and address of the Company and other information that will allow the Banks to identify the Company in accordance with the Act.

Section 5.12         Non-Petition.  Each Bank agrees that it will not, prior to the Senior Release Date, acquiesce, petition or otherwise institute against, or join any other person in instituting against, the Company, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy, or similar law, including without limitations proceedings seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of its property; provided, that this provision shall not restrict or prohibit the Banks from joining any such proceedings which shall have already commenced under applicable laws and not in violation of this provision.  This provision shall survive the termination of this Agreement for any reason.

Section 5.13         Limited Recourse.  The obligations of the Company in relation to this Agreement and any Loan hereunder are limited recourse obligations, payable solely from the proceeds of the FSAM Collateral available under and applied in accordance with the Priority of Payments and (other than with respect to Dexia Reimbursement Payments) subject to the satisfaction of the Subordinated Claims Payment Condition specified therein.  Upon application of the FSAM Collateral and proceeds thereof available to satisfy the obligations of the Company hereunder in accordance with the Pledge and Administration Agreement, the Banks shall not be entitled to take any further steps against the Company to recover any sums due and shall not constitute a claim against the Company to the extent of any insufficiency.  No recourse shall be had for the payment of any amounts owing in respect of this Agreement against any officer, director, employee, stockholder, member or incorporator of the Company. The Banks shall have no right to commence or maintain any action, suit or proceeding against the Company arising out of any breach of this Agreement by the Company for any reason, but such provision shall be without prejudice to the rights of the Banks, at any time FSA is the Secured Party Representative, to its rights to indemnification in accordance with Section 2.02(c).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

FSA Asset Management LLC
445 Park Avenue, 5th Floor
New York, NY 10022
Attn.:	FP – Operations
Telephone:	(212) 893-2700
Fax:	(212) 893-2717
Email:	ops@hfservicesllc.com

By:
Name:
Title:

A&R Revolving Credit Agreement

In its capacity as a Bank and, with respect to its New York Branch, as Agent under the Agreement:

Dexia Crédit Local S.A.
1, Passerelle des Reflets
Tour Dexia La Défense 2
92913 La Défense Cedex
France
Attn.:	Back Office Operations
Telephone:	33 1 58 58 72 09
33 1 58 58 68 92
Telecopy:	33 1 58 58 72 90
Email:	laurent.fritsch@dexia.com

By:
Name:
Title:

A&R Revolving Credit Agreement

In its capacity as a Bank:

Dexia Bank Belgium SA
Boulevard Pachéco 44
1000 Brussels Belgium

By:
Name:
Title:

A&R Revolving Credit Agreement

SCHEDULE A

First Tranche Commitment

Bank	Commitment

Dexia Crédit Local S.A.	$600,000,000

Dexia Bank Belgium SA	$4,400,000,000

Second Tranche Commitment

Bank	Commitment

Dexia Crédit Local S.A.	$3,000,000,000

S-1